ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated September 19, 2013

ETRACS is pleased to announce a new exchange-traded product: the ETRACS Diversified High Income ETN (NYSE: DVHI). DVHI is designed for investors who seek significant monthly income potential from a diversified, multi-asset index, the NYSE® Diversified High Income Index (the “Index”).
DVHI Profile
Underlying Index	NYSE® Diversified High Income Index
Index Yield*	7.71%
Income Potential	Variable monthly coupon linked to the cash distributions, if any, of the 138 Index constituents, less investor fees and any withholding taxes

* The Index Yield is calculated as of September 13, 2013 by the sponsor of the Index, NYSE Group, Inc. Because the Index Yield does not reflect investor fees or applicable withholding taxes, and the variable monthly coupon that may be paid by the ETN, if any, is subject to fees and withholding taxes, the yield on the ETNs will always be less than the Index Yield (and the total return on the ETNs will always be less than the total return on a hypothetical direct investment in the Index or Index constituents). Investors are not guaranteed any coupon or distribution amount under the ETN.

DVHI Offers Investors:

• Significant income potential in the form of a variable monthly coupon linked to the cash distributions, if any, on the Index constituents, less investor fees and any withholding taxes.

• Exposure to an index comprised of a diversified portfolio of 138 publicly-traded, income-producing securities.

• Diversification across geographic regions (e.g., emerging market bonds and international equities) and across asset classes and sectors (e.g., equities, fixed income, MLPs, BDCs, REITs, preferred stock, high yield bonds, etc.).

About the NYSE® Diversified High Income Index

The NYSE® Diversified High Income Index (the “Index”) measures the performance of a diversified basket of 138 publicly-traded securities that historically pay significant dividends or distributions (referred to herein as “dividends”). According to the Index sponsor, NYSE Group, Inc., the Index’s features and construction seek to highlight income while the diversification of the Index constituent sectors seeks to reduce price volatility. The Index methodology incorporates minimum free float market capitalization, as well as dividend yield, liquidity and asset class and sector weighting requirements. The Index is rebalanced quarterly to maintain the sector target weightings set forth in Table 1 below. The Index is a price return index (i.e., the reinvestment of dividends is not reflected in the Index; rather, any cash distributions on the Index constituents, less investor fees and any withholding taxes, are reflected in the variable monthly coupon that may be paid to investors of the ETN). The Index was created on August 20, 2013 and, therefore, has no performance history prior to that date.

Table 1 - Asset Classes, Sectors and Sector Target Weightings

Asset Class	Asset Class Weighting	Sector	Sector Securities	Number of Constituents	Sector Target Weighting
Equities	60.00%	Business Development Companies	Business Development Companies	15	15.00%
		Energy MLPs	Energy MLPs	25	15.00%
		Mortgage REITs	Mortgage REITs	15	7.50%
		REITs	REITs	20	7.50%
		U.S.-listed Equities	U.S.-listed Equities	50	7.50%
		International Equities	International Equities ETFs	4	7.50%

Fixed Income, Bonds and Related Assets	40.00%	Municipal Bonds	Municipal Bond ETFs	3	10.00%
		High Yield Bonds	High Yield Bond ETF	1	10.00%
		Emerging Markets Bonds	Emerging Markets Bond ETF	1	10.00%
		Preferred Stock	Preferred Stock ETFs	4	10.00%

Source: NYSE Group, Inc.,

Target Sector Weightings

Source: NYSE Group, Inc., Top 10 Index Constituents
Name	Ticker	Sector	% Weight
PowerShares Emerging Markets Sovereign Debt ETF	PCY	Emerging Markets Bonds	9.97%
iShares iBoxx $ High Yield Corporate Bond ETF	HYG	High Yield Bonds	9.93%
iShares US Preferred Stock ETF	PFF	Preferred Stock	7.04%
Market Vectors High Yield Municipal Index ETF	HYD	Municipal Bonds	4.94%
Ares Capital Corp	ARCC	Business Development Companies	4.15%
Energy Transfer Partners LP	ETP	Energy MLPs	4.00%
iShares International Select Dividend ETF	IDV	International Equities	3.80%
PowerShares Insured National Municipal Bond ETF	PZA	Municipal Bonds	3.74%
Prospect Capital Corp	PSEC	Business Development Companies	2.66%
American Capital Agency Corp	AGNC	Mortgage REITs	2.66%

Source: NYSE Group, Inc., as of September 13, 2013

To find out more, click on the links to the right or email ETRACS with your questions.

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca®, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. You are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs in which you are interested.

www.etracs.com

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

The NYSE® Diversified High Income Index is a service mark of NYSE Euronext or its affiliates (“NYSE Euronext”) and has been licensed for use by UBS AG in connection with the ETNs. The ETNs are not sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the ETNs or the ability of the Index to track the general stock market performance.

NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2013. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved.

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